Exhibit 10.3

AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to Executive Employment Agreement (the “Agreement”) is effective as of November 18, 2008, by and between Micromet, Inc. (hereinafter the “Company”) and Barclay Phillips (hereinafter “Executive”)  Capitalized terms used but not defined in the Amendment shall have the meanings given to them in the Agreement.

BACKGROUND

The parties hereto have entered into that certain Executive Employment Agreement dated as of August 30, 2008 (the “Agreement”), and deem it to be in their respective best interests to amend the Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Section 2.2 of the Agreement is deleted in its entirety and replaced with the following Section 2.2:

“2.2  Bonus.  Beginning with the calendar year starting January 1, 2010, Executive will participate in the Company’s Management Incentive Compensation Plan (the “MICP”) adopted by the Company from time to time or in such other bonus plan as the Board may approve for the senior executive officers of the Company.  Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan will be on the terms and subject to the conditions specified in the governing document of the particular plan.”

2.    Section (e) of Exhibit D to the Agreement is deleted in its entirety and replaced with the following Section (e):

“(e)           if the sale of Executive’s current home occurs after the purchase of Executive’s new home in the Capital Region, the Company will reimburse the mortgage payments for Executive’s current home during the period starting on the date on which it is first offered for sale and ending on the date of closing of the sale; provided that such reimbursement will end no later than December 31, 2010 and provided further that Executive will use good faith efforts to effect the sale as soon as practicable.  In addition, the Company shall pay to the Executive a gross up for any applicable tax withholding or payroll deductions associated with such reimbursement.”

3.    Except as modified hereby, all of the terms and conditions of the Agreement remain in full force and effect and are hereby reaffirmed, ratified and approved.  This Amendment, together with the Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Amendment shall affect, or be used to interpret, change or restrict, the express terms and conditions of this Amendment.  Hereafter references to the Agreement in any document or other agreement shall be deemed to constitute references to the Agreement as amended by this Amendment.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Execution and delivery of this Amendment may be made and evidenced by facsimile transmission.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Micromet, Inc.

By:	/s/ CHRISTIAN ITIN

Name:	Christian Itin

Title:	President & CEO

Barclay Phillips

/s/ BARCLAY PHILLIPS